                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT



                                 BY AND BETWEEN



                         FIRST BANK NATIONAL ASSOCIATION


                                       AND


                                  BUFFETS, INC.



                           DATED AS OF APRIL 30, 1996

                                TABLE OF CONTENTS


ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . .   1
     Section 1.1  Defined Terms  . . . . . . . . . . . . . . . . . . . . . .   1
     Section 1.2  Accounting Terms and Calculations  . . . . . . . . . . . .  14
     Section 1.3  Computation of Time Periods. . . . . . . . . . . . . . . .  14
     Section 1.4  Other Definitional Terms . . . . . . . . . . . . . . . . .  14

ARTICLE II

TERMS OF THE CREDIT FACILITIES . . . . . . . . . . . . . . . . . . . . . . .  15
     Section 2.1   Lending Commitments . . . . . . . . . . . . . . . . . . .  15
     Section 2.2   Procedure for Loans . . . . . . . . . . . . . . . . . . .  15
     Section 2.3   Notes . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Section 2.4   Applicable Interest Rates . . . . . . . . . . . . . . . .  18
     Section 2.5   Interest Rates, Interest Payments and Default Interest. .  19
     Section 2.6   Repayment . . . . . . . . . . . . . . . . . . . . . . . .  21
     Section 2.7   Optional Prepayments  . . . . . . . . . . . . . . . . . .  21
     Section 2.8   Letters of Credit . . . . . . . . . . . . . . . . . . . .  21
     Section 2.9   Procedures for Letters of Credit  . . . . . . . . . . . .  21
     Section 2.10  Terms of Letters of Credit  . . . . . . . . . . . . . . .  22
     Section 2.11  Agreement to Repay Letter of Credit Drawings  . . . . . .  22
     Section 2.12  Obligations Absolute  . . . . . . . . . . . . . . . . . .  22
     Section 2.13  Increased Cost for Letters of Credit  . . . . . . . . . .  24
     Section 2.14  Optional Reduction of Commitment Amounts or Termination
                   of Commitments  . . . . . . . . . . . . . . . . . . . . .  24
     Section 2.15  Loans to Cover Unpaid Drawings  . . . . . . . . . . . . .  24
     Section 2.16  Commitment Fee  . . . . . . . . . . . . . . . . . . . . .  25
     Section 2.17  Letter of Credit Fees  .  . . . . . . . . . . . . . . . .  25
     Section 2.18  Computation . . . . . . . . . . . . . . . . . . . . . . .  26
     Section 2.19  Payments  . . . . . . . . . . . . . . . . . . . . . . . .  26
     Section 2.20  Use of Loan Proceeds  . . . . . . . . . . . . . . . . . .  26
     Section 2.21  Interest Rate Not Ascertainable, Etc.   . . . . . . . . .  26
     Section 2.22  Increased Cost  . . . . . . . . . . . . . . . . . . . . .  27
     Section 2.23  Illegality  . . . . . . . . . . . . . . . . . . . . . . .  28
     Section 2.24  Capital Adequacy  . . . . . . . . . . . . . . . . . . . .  28
     Section 2.25  Funding Losses; Fixed Rate Advances   . . . . . . . . . .  29
     Section 2.26  Discretion of Banks as to Manner of Funding   . . . . . .  29
     Section 2.27  Withholding Taxes . . . . . . . . . . . . . . . . . . . .  29

ARTICLE III

CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     Section 3.1  Conditions of Initial Transaction  . . . . . . . . . . . .  31
     Section 3.2  Conditions Precedent to all Loans and Letters of Credit  .  33

ARTICLE IV

REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . .  33
     Section 4.1   Organization, Standing, Etc.  . . . . . . . . . . . . . .  34
     Section 4.2   Authorization and Validity  . . . . . . . . . . . . . . .  34
     Section 4.3   No Conflict; No Default . . . . . . . . . . . . . . . . .  34
     Section 4.4   Government Consent  . . . . . . . . . . . . . . . . . . .  35
     Section 4.5   Financial Statements and Condition  . . . . . . . . . . .  35
     Section 4.6   Litigation  . . . . . . . . . . . . . . . . . . . . . . .  35
     Section 4.7   Environmental, Health and Safety Laws . . . . . . . . . .  36
     Section 4.8   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     Section 4.9   Federal Reserve Regulations . . . . . . . . . . . . . . .  36
     Section 4.10  Title to Property; Leases; Liens; Subordination . . . . .  36
     Section 4.11  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     Section 4.12  Trademarks, Patents . . . . . . . . . . . . . . . . . . .  37
     Section 4.13  Burdensome Restrictions . . . . . . . . . . . . . . . . .  37
     Section 4.14  Force Majeure . . . . . . . . . . . . . . . . . . . . . .  37
     Section 4.15  Investment Company Act  . . . . . . . . . . . . . . . . .  37
     Section 4.16  Public Utility Holding Company Act  . . . . . . . . . . .  38
     Section 4.17  Retirement Benefits . . . . . . . . . . . . . . . . . . .  38
     Section 4.18  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . .  38
     Section 4.19  Full Disclosure . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE V

AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     Section 5.1   Financial Statements and Reports  . . . . . . . . . . . .  38
     Section 5.2   Corporate Existence . . . . . . . . . . . . . . . . . . .  40
     Section 5.3   Insurance . . . . . . . . . . . . . . . . . . . . . . . .  41
     Section 5.4   Payment of Taxes and Claims . . . . . . . . . . . . . . .  41
     Section 5.5   Inspection.  Upon reasonable notice,  . . . . . . . . . .  41
     Section 5.6   Maintenance of Properties . . . . . . . . . . . . . . . .  41
     Section 5.7   Books and Records . . . . . . . . . . . . . . . . . . . .  41
     Section 5.8   Compliance  . . . . . . . . . . . . . . . . . . . . . . .  42
     Section 5.9   Notice of Litigation  . . . . . . . . . . . . . . . . . .  42
     Section 5.10  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . .  42

     Section 5.11  Environmental Matters; Reporting . . . . . . . . . . . .  42

ARTICLE VI

NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     Section 6.1   Merger  . . . . . . . . . . . . . . . . . . . . . . . . .  43
     Section 6.2   Disposition of Assets . . . . . . . . . . . . . . . . . .  43
     Section 6.3   Plans . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     Section 6.4   Change in Nature of Business  . . . . . . . . . . . . . .  44
     Section 6.5   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . .  44
     Section 6.6   Negative Pledges; Subsidiary Restrictions . . . . . . . .  44
     Section 6.7   Restricted Payments . . . . . . . . . . . . . . . . . . .  44
     Section 6.8   Transactions with Affiliates  . . . . . . . . . . . . . .  45
     Section 6.9   Accounting Changes  . . . . . . . . . . . . . . . . . . .  45
     Section 6.10  Capital Expenditures  . . . . . . . . . . . . . . . . . .  45
     Section 6.11  Subordinated Debt . . . . . . . . . . . . . . . . . . . .  45
     Section 6.12  Investments . . . . . . . . . . . . . . . . . . . . . . .  45
     Section 6.13  Indebtedness  . . . . . . . . . . . . . . . . . . . . . .  46
     Section 6.14  Liens . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     Section 6.15  Leverage Ratio  . . . . . . . . . . . . . . . . . . . . .  47
     Section 6.16  Minimum Tangible Net Worth  . . . . . . . . . . . . . . .  48
     Section 6.17  Minimum Fixed Charge Coverage Ratio . . . . . . . . . . .  48
     Section 6.18  Loss Limitation . . . . . . . . . . . . . . . . . . . . .  48
     Section 6.19  Subsidiary Indebtedness, Liens and Operating Leases . . .  48
     Section 6.20  Notification Regarding C.E.O  . . . . . . . . . . . . . .  48
     Section 6.21  Loan Proceeds . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . .  48
     Section 7.1  Events of Default  . . . . . . . . . . . . . . . . . . . .  49
     Section 7.2  Remedies . . . . . . . . . . . . . . . . . . . . . . . . .  51
     Section 7.3  Offset . . . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE VIII

THE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
     Section 8.1  Appointment and Authorization  . . . . . . . . . . . . . .  52
     Section 8.2  Note Holders . . . . . . . . . . . . . . . . . . . . . . .  52
     Section 8.3  Consultation With Counsel  . . . . . . . . . . . . . . . .  52
     Section 8.4  Loan Documents . . . . . . . . . . . . . . . . . . . . . .  52
     Section 8.5  First Bank and Affiliates  . . . . . . . . . . . . . . . .  52

     Section 8.6   Action by Agent . . . . . . . . . . . . . . . . . . . . .  52
     Section 8.7   Credit Analysis . . . . . . . . . . . . . . . . . . . . .  53
     Section 8.8   Notices of Event of Default, Etc. . . . . . . . . . . . .  53
     Section 8.9   Indemnification . . . . . . . . . . . . . . . . . . . . .  53
     Section 8.10  Payments and Collections  . . . . . . . . . . . . . . . .  53
     Section 8.11  Sharing of Payments . . . . . . . . . . . . . . . . . . .  54
     Section 8.12  Advice to Banks . . . . . . . . . . . . . . . . . . . . .  54
     Section 8.13  Resignation . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE IX

MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     Section 9.1   Modifications . . . . . . . . . . . . . . . . . . . . . .  55
     Section 9.2   Expenses  . . . . . . . . . . . . . . . . . . . . . . . .  55
     Section 9.3   Waivers, etc. . . . . . . . . . . . . . . . . . . . . . .  56
     Section 9.4   Notices . . . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 9.5   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 9.6   Successors and Assigns; Disposition of Loans;
                   Transferees . . . . . . . . . . . . . . . . . . . . . . .  56
     Section 9.7   Confidentiality of Information  . . . . . . . . . . . . .  57
     Section 9.8   Governing Law and Construction  . . . . . . . . . . . . .  58
     Section 9.9   Consent to Jurisdiction . . . . . . . . . . . . . . . . .  58
     Section 9.10  Waiver of Jury Trial  . . . . . . . . . . . . . . . . . .  58
     Section 9.11  Survival of Agreement . . . . . . . . . . . . . . . . . .  59
     Section 9.12  Indemnification . . . . . . . . . . . . . . . . . . . . .  59
     Section 9.13  Captions  . . . . . . . . . . . . . . . . . . . . . . . .  60
     Section 9.14  Entire Agreement  . . . . . . . . . . . . . . . . . . . .  60
     Section 9.15  Counterparts  . . . . . . . . . . . . . . . . . . . . . .  60
     Section 9.16  Borrower Acknowledgements . . . . . . . . . . . . . . . .  60

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


          THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 30, 1996, is by and between BUFFETS, INC., a Minnesota corporation (the "Borrower"), the banks from time to time party hereto (individually, a "Bank" and, collectively, the "Banks") and FIRST BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, as agent for the Banks (in such capacity, the "Agent").

          WHEREAS, the Borrower and First Bank National Association (in its individual capacity, "First Bank") are the parties to that certain Amended and Restated Credit Agreement dated as of April 16, 1993, as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement dated as of June 29, 1993, that certain Amendment No. 2 to Amended and Restated Credit Agreement dated as of March 24, 1994, that certain Amendment No. 3 to Amended and Restated Credit Agreement dated April 8, 1994, that certain Consent and Amendment No. 4 to Amended and Restated Credit Agreement dated as of June 30, 1994 and that certain Amendment No. 5 to Amended and Restated Credit Agreement dated as of August 4, 1995 (as so amended, the "Existing Credit Agreement"); and

          WHEREAS, the Borrower and First Bank desire to further amend and restate the Existing Credit Agreement in its entirety, and to provide for additional Banks to become party hereto.

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

          Section 1.1 DEFINED TERMS. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

          "ADJUSTED CD RATE": With respect to each Interest Period applicable to a CD Rate Advance, the sum (rounded upward, if necessary, to the next one hundredth of one percent) of (a) the rate per annum obtained by dividing (i) the CD Rate as of the first day of the Interest Period, by (ii) 1.00 minus the Domestic Reserve Percentage, plus (b) the annual rate most recently estimated by the Agent as the then current net annual assessment rate payable by the Agent to the Federal Deposit Insurance Corporation (or any successor) for insuring time deposits made in Dollars at the Agent's domestic offices, plus (c) the cost (converted to an equivalent rate per annum) of customary brokerage fees incurred by the Agent in obtaining funds by the sale of its negotiable certificates of deposit.

          "ADJUSTED EURODOLLAR RATE": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

          "ADVANCE": Any portion of the outstanding Revolving Loans or Term Loan by a Bank as to which the Borrower elected one of the available interest rate options and, if applicable, an Interest Period. An Advance may be a CD Rate Advance, a Eurodollar Rate Advance, a Reference Rate Advance or, with respect to the Term Loans if elected as provided in Section 2.2(b), a Fixed Rate Term Loan.

          "AFFILIATE": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent of more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person's officers, directors, joint venturers and partners. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

          "AGGREGATE COMMITMENT AMOUNTS": As of any date, the sum of the Commitment Amounts of all the Banks.

          "APPLICABLE LENDING OFFICE": For each Bank and for each type of Advance, the office of such Bank identified pursuant to Section 9.4 or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time to the Agent and the Borrower as the office by which its Advances of such type are to be made and maintained.

          "APPLICABLE MARGIN": With respect to each Reference Rate Advance, the Applicable Margin set forth in the table below as in effect from time to time, and with respect to each CD Rate Advance or Eurodollar Rate Advance, the Applicable Margin set forth in the table below as in effect on the first day of each Interest Period for such CD Rate Advance or Eurodollar Rate Advance for such Interest Period, in each case determined based on the Cash Flow Leverag-e Ratio calculated as of the end of the most recent Quarterly Period of the Borrower for which the Borrower has furnished the financial statements and reports required under Sections 5.1(c) (adjustments to the Applicable Margin to become effective on the first day of the first month after the date the Borrower is required to deliver its financial statements for such quarterly period under Section 5.1(c)).


                                        Revolving Loans                                  Term Loan
                                        ---------------                                  ---------
Cash Flow                 Reference
Leverage Ratio              Rate                                       Reference
                         Eurodollar       CD Rate      Eurodollar        Rate         CD Rate
(in each case, to 1.00)     Loans          Loans       Rate Loans        Loans          Loans       Rate Loans
- -----------------------  ----------     ----------     ----------      ----------   ----------      ----------
Greater than 3.99          0.125%          1.75%          2.00%          0.625%         2.25%          2.50%
3.00 to 3.99                   0%          1.50%          1.75%          0.50%          2.00%          2.25%
2.00 to 2.99                   0%          1.25%          1.50%          0.50%          1.75%          2.00%
Less than 2.00                 0%          1.00%          1.25%          0.50%          1.50%          1.75%

Notwithstanding the foregoing, if the Borrower has not furnished the financial statements and reports required under Section 5.1(c) for any Quarterly Period by the first day of the first month after such financial statements and reports were required to be delivered, the Applicable Margin shall be calculated as if the Leverage Ratio as of the end of such Quarterly Period was greater than 3.99 to 1.00 for the period from the first day of the first month after such financial statements and reports were required to be delivered until the first day of the month following the month in which such financial statements and reports are delivered.

          "ASSUMED INTEREST PERIOD":  As defined in Section 2.4(b).

          "ASSUMED INTEREST RATE":  As defined in Section 2.4(b).

          "BOARD": The Board of Governors of the Federal Reserve System or any successor thereto.

          "BUSINESS DAY": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota.

          "CAPITAL EXPENDITURES": For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect (including expenditures for nonrecurrent tangible assets such as software).

          "CAPITALIZED LEASE": A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

          "CAPITALIZED LEASE OBLIGATIONS": As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No.
13).

          "CAPITALIZED RESTAURANT LEASE OBLIGATIONS": Capitalized Lease Obligations of the Borrower or of a Subsidiary of the Borrower arising out of leases of restaurant facilities.

          "CASH FLOW LEVERAGE RATIO": As of the end of any Quarterly Period, the ratio of (a) the sum of (i) Total Interest-bearing Indebtedness on such date and (ii) eight times lease payments for restaurant and office facilities pursuant to leases that are not Capitalized Leases made or required to be made by the Borrower and its Consolidated Subsidiaries during the four Quarterly Periods ended on such date, to (b) the sum of (i) EBITDA and (ii) lease payments for restaurant and office facilities pursuant to leases that are not Capitalized Leases, in each case for the four Quarterly Periods ended on such date.

          "CD RATE": With respect to any CD Rate Advance for any Interest Period applicable thereto, the rate of interest determined by the Agent for the relevant Interest Period to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates quoted to the Agent at approximately 8:00 a.m., Minneapolis time (or as soon thereafter as practicable), or at the option of the Bank at approximately the time of the request for a CD Rate Advance if such request is made later than 8:00 a.m., Minneapolis time, in each case on the first day of the applicable Interest Period by certificate of deposit dealers selected by the Agent, in its sole discretion, for the purchase from the Agent, at face value, of certificates of deposit issued by the Agent in an amount and maturity comparable to the amount and maturity of the requested CD Rate Advance, or at the option of the Agent determined for such amount and maturity based on published composite quotations of certificate of deposit rates selected by the Agent.

          "CD RATE ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Adjusted CD Rate.

          "CLOSING DATE": The Business Day on which all the conditions precedent to effectiveness of this Agreement, as set forth in Article III, have been, or, on such Closing Date, will be, satisfied.

          "CODE":  The Internal Revenue Code of 1986, as amended.

          "COMMITMENT": With respect to a Bank, the agreement of such Bank to make Revolving Loans to the Borrower in an aggregate principal amount outstanding at any time not to exceed such Bank's Commitment Amount, and on the Transformation Date to Convert the outstanding principal balance thereof to a Term Loan, upon the terms and subject to the conditions and limitations of this Agreement.

          "COMMITMENT AMOUNT": With respect to a Bank, initially the amount set opposite such Bank's name on Schedule 1.1(a) as its Commitment Amount, as the same may be reduced from time to time pursuant to Section 2.14.

          "COMMITMENT FEES":  As defined in Section 2.16.

          "CONTINGENT OBLIGATION": With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or otherwise; provided, that the term "Contingent Obligation" shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

          "DAMAGES CLAIM": Any suit, proceeding or action by a non-governmental Person against the Borrower, any Subsidiary of the Borrower or any of their property in which the only relief requested is damages.

          "DEFAULT": Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

          "DOMESTIC RESERVE PERCENTAGE": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of new non-personal time deposits in dollars having a maturity comparable to the related

Interest Period and in an amount of $100,000 or more. The rate of interest applicable to any outstanding CD Rate Advance shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

          "EBITDA": For any period of determination, the consolidated net income of the Borrower and its Subsidiaries before deductions for income taxes, interest expense, depreciation and amortization, all as determined in accordance with GAAP.

          "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

          "EURODOLLAR BUSINESS DAY": A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

          "EURODOLLAR RATE": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the interest rate per annum (rounded upward, if necessary, to the next one-sixteenth of one percent) at which United States dollar deposits are offered to the Agent in the interbank Eurodollar market two Eurodollar Business Days prior to the first day of such Interest Period for delivery in Immediately Available Funds on the first day of such Interest Period and in an amount approximately equal to the Advance by the Agent to which such Interest Period is to apply as determined by the Agent and for a maturity comparable to the Interest Period; provided, that in lieu of determining the rate in the foregoing manner, the Agent may substitute the per annum Eurodollar interest rate (LIBOR) for United States dollars displayed on the Reuters Screen LIBO page two Eurodollar Business Days prior to the first day of such Interest Period. "Reuters Screen LIBO page" means the display designated as page "LIBO" on the Reuters Monitor Money Rate Screen (or such other page as may replace the LIBO page on such service) for the purpose of displaying Reuters interbank offered rates of major banks for United States dollar deposits.

          "EURODOLLAR RATE ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

          "EURODOLLAR RESERVE PERCENTAGE": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

          "EVENT OF DEFAULT":  Any event described in Section 7.1.

          "FIXED CHARGE COVERAGE RATIO": For any period of determination, the ratio that (a) the sum of EBITDA for such period, PLUS lease payments for restaurant and office facilities pursuant to leases that are not Capitalized Leases made or required to be made during such period, MINUS the income taxes actually paid during such period, MINUS the aggregate amount of Restricted Payments made by the Borrower during such period, MINUS twenty-five percent (25%) of depreciation expense deducted in determining the consolidated net income for such period, bears to (b) the sum of interest expense during such period, PLUS lease payments for restaurant and office facilities pursuant to leases that are not Capitalized Leases made or required to be made during such period, PLUS scheduled payments and mandatory prepayments on Indebtedness, in all cases determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP, PLUS twenty percent (20%) of the outstanding principal balance of the Note on the last day of such period.

          "FIXED RATE ADVANCE": A CD Rate Advance, a Eurodollar Rate Advance or a Fixed Rate Term Loan.

          "FIXED RATE TERM LOAN": An Advance consisting of an entire Term Loan with respect to which the interest rate is the Fixed Term Loan Interest Rate.

          "FIXED TERM LOAN INTEREST RATE":  As defined in Section 2.4(b).

          "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

          "GUARANTORS": OCB Purchasing Co., OCB Restaurant Co., OCB Property Co., OCB Realty Co., Evergreen Buffets, Inc. and any other Subsidiary of the Borrower that hereafter executes and delivers a guaranty to the Banks.

          "GUARANTY":  A Guaranty in the form of Exhibit A hereto.

          "HOLDING ACCOUNT": A deposit account belonging to the Agent for the benefit of the Banks into which the Borrower may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrower, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon.

          "IMMEDIATELY AVAILABLE FUNDS": Funds with good value on the day and in the city in which payment is received.

          "INDEBTEDNESS": With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers' acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, and (k) all Contingent Obligations of such Person.

          "INTEREST PERIOD": (a) With respect to each Eurodollar Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending seven days or one, two, three, six or, if available from all of the Banks, four months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; PROVIDED THAT:

               (1) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

               (2) Any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

               (3) No Interest Period in respect of a Eurodollar Rate Advance outstanding during the Revolving Loan Period shall end after the date set forth in clause (a) of the definition of Termination Date, and no Interest Period in respect of a Eurodollar Rate Advance outstanding during the Term Loan Period shall end after the date set forth in clause (a) of the definition of Maturity Date; and

               (4) Interest Periods shall be selected so that the installment payments on the Term Loan can be paid without having to pay a Eurodollar Rate Advance prior to the last day of the Interest Period applicable thereto.

     (b) With respect to each CD Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending 7, 30, 60, 90, 180 or, if available from all of the Banks, 120 or 150 days thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; PROVIDED THAT:

               (1) Any Interest Period that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and

               (2) No Interest Period in respect of a CD Rate Advance outstanding during the Revolving Loan Period shall end after the date set forth in clause (a) of the definition of Termination Date, and no Interest Period in respect of a CD Rate Advance outstanding during the Term Loan Period shall end after the date set forth in clause (a) of the definition of Maturity Date; and

               (3) Interest Periods shall be selected so that the installment payments on the Term Loan can be paid without having to pay a CD Rate Advance prior to the last day of the Interest Period applicable thereto.

          "INVESTMENT": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

          "LETTER OF CREDIT": An irrevocable letter of credit issued by the Agent pursuant to this Agreement for the account of the Borrower.

          "LETTER OF CREDIT FEE":  As defined in Section 2.17.

          "LETTER OF CREDIT USAGE": As of any date, the sum of (a) the amount of all Unpaid Drawings PLUS (b) the amount available to be drawn under all outstanding Letters of Credit.

          "LEVERAGE RATIO": On any date of determination for any Person, the ratio of (a) the sum of (i) such Person's liabilities PLUS (ii) eight times lease payments required to be made by such Person pursuant to non-cancelable leases that are not Capitalized Leases in effect on such date during the first full fiscal year beginning more than one day after the date of determination, MINUS (iii) Subordinated Debt, to (b) the sum of (i) such Person's Tangible Net Worth plus (ii) Subordinated Debt.

          "LIEN": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

          "LOAN":  A Revolving Loan or a Term Loan.

          "LOAN DOCUMENTS":  This Agreement and the Notes.

          "MAJORITY BANKS": (a) At any time at which there are two or fewer Banks, all of the Banks, and (b) at any time at which there are three or more Banks, Banks whose Pro Rata Shares (determined under clause (c) of the definition thereof) aggregate at least sixty-six and two-thirds percent (66 2/3%).

          "MATURITY DATE": The earlier of (a) July 1, 2002 and (b) the date on which the Obligations become due and payable pursuant to Section 7.2 hereof.

          "MONTHLY PAYMENT DATE":  The first day of each month.

          "MULTIEMPLOYER PLAN": A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of the Borrower or any ERISA Affiliate.

          "NOTE":  A promissory note of the Borrower in the form of Exhibit B.

          "OBLIGATIONS": The Borrower's obligations in respect of the due and punctual payment of principal and interest on the Notes and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrower under this Agreement or any other Loan Document, in all cases whether now existing or hereafter arising or incurred.

          "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.

          "PERSON": Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

          "PLAN":   Each employee benefit plan (whether in existence on the
Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of the Borrower or of any ERISA Affiliate, other than a Multiemployer Plan.

          "PRO RATA SHARE": With respect to each Bank, in each case expressed as a percentage:

               (a) as such term pertains to such Bank's obligation to make Revolving Loans and to receive Commitment Fees on its Commitment, the fraction which the amount of its Commitment Amount is to the Aggregate Commitment Amounts.

               (b) as such term pertains to such Bank's right to receive payment of principal of and interest on its outstanding Loans, the fraction which the aggregate unpaid principal balance of its Loans is to the aggregate unpaid principal balance of all of the Loans.

               (c)  as such term pertains to such Bank's obligations under
     Section 8.9, and for all other purposes, the fraction which such Bank's Commitment Amount or, if its Commitment has terminated, the unpaid principal balance of its Loans, is to the Aggregate Commitment Amounts of all of the Banks or, if the Commitments have terminated, the unpaid principal balance of all of the Loans.

          "PROHIBITED TRANSACTION": The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.

          "QUARTERLY PAYMENT DATE": The first Business Day of each February, May, August and November.

          "QUARTERLY PERIOD": The first sixteen weeks, the second and third twelve weeks and the last twelve or thirteen weeks, as the case may be, of each fiscal year of the Borrower.

          "REAL ESTATE SUBSIDIARY": Any Subsidiary of the Borrower the only assets of which are ownership or leasehold interests in real property held for lease or sublease to the Borrower or other Subsidiaries and rights under the related leases or subleases.

          "REFERENCE RATE": The rate of interest from time to time publicly announced by the Agent as its "reference rate." The Agent may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate shall change.

          "REFERENCE RATE ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Reference Rate.

          "REGULATORY CHANGE": Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "REPORTABLE EVENT": a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, PROVIDED that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.

          "RESTRICTED PAYMENTS": With respect to the Borrower, collectively, all dividends or other distributions of any nature (securities other than common stock of the Borrower, cash, assets or otherwise), and all payments on any class of equity securities (including warrants, options or rights therefor) issued by the Borrower, whether such securities are authorized or outstanding on the Closing Date or at any time thereafter and any redemption or purchase of, or distribution in respect of, any of the foregoing, whether directly or indirectly.

          "REVOLVING LOAN":  As defined in Section 2.1(a).

          "REVOLVING LOAN DATE": The date of the making of any Revolving Loans hereunder.

          "REVOLVING LOAN PERIOD" The period from the Closing Date to and including the day preceding the Transformation Date, and if there is no Transformation Date, from the Closing Date to and including the date on which the Note is paid in full and the Commitments have expired or been terminated.

          "SUBORDINATED DEBT": Any Indebtedness of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that Majority Banks have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of the Borrower existing on the date of this Agreement, that Majority Banks have approved as Subordinated Debt in a writing delivered by Majority Banks to the Borrower on or prior to the Closing Date.

          "SUBSIDIARY": Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.

          "TANGIBLE NET WORTH": As of any date of determination for any Person, the sum of the amounts set forth on the balance sheet of such Person as the sum of the common stock, preferred stock, additional paid-in capital and retained earnings (excluding treasury stock), less the book value of all assets that would be treated as intangibles under GAAP, including all such items as goodwill, trademarks, trade names, service marks, copyrights, patents, licenses, unamortized debt discount and expenses and the excess of the purchase price of the assets of any business acquired by such Person over the book value of such assets.

          "TERMINATION DATE": The earliest of (a) June 30, 1999, (b) the date on which the Commitments are terminated pursuant to Section 7.2 hereof or (c) the date on which the Commitment Amounts are reduced to zero pursuant to Section
2.14 hereof.

          "TERM LOAN":  As defined in Section 2.2.

          "TERM LOAN PERIOD": The period from the Transformation Date to and including the Maturity Date.

          "TOTAL INTEREST-BEARING INDEBTEDNESS": On any date of determination for any Person, the outstanding amount of all Indebtedness of such Person other than liabilities not consisting of Indebtedness for borrowed money or the deferred purchase price of property incurred in the ordinary course of business, as determined in accordance with GAAP.

          "TOTAL OUTSTANDINGS": As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Loans outstanding on such date, (b) the Letter of Credit Usage on such date.

          "TRANSFORMATION DATE":  July 1, 1999.

          "UNPAID DRAWING":  As defined in Section 2.11.

          "UNUSED COMMITMENT": With respect to any Bank as of any date of determination, the amount by which such Bank's Commitment Amount exceeds such Bank's Pro Rata Share of the Total Outstandings on such date.

          Section 1.2 ACCOUNTING TERMS AND CALCULATIONS. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrower and Majority Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

          Section 1.3 COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word "from" means "from and including" and the word "to" or "until" each means "to but excluding".

          Section 1.4 OTHER DEFINITIONAL TERMS. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or".

                                 ARTICLE II

                      TERMS OF THE CREDIT FACILITIES

                         PART A --  TERMS OF LENDING

          Section 2.1  LENDING COMMITMENTS.

               2.1(a) REVOLVING CREDIT. On the Closing Date, each "Loan" outstanding under the Existing Credit Agreement shall become a Revolving Loan hereunder, and each "Reference Rate Loan," "Eurodollar Rate Loan" and "CD Rate Loan" outstanding under the Existing Credit Agreement shall become a Reference Rate Advance, a Eurodollar Rate Advance or a CD Rate Advance, respectively, hereunder (and, with respect to Eurodollar Rate Advances and CD Rate Advances, the "Interest Periods" in effect under the Existing Credit Agreement shall remain in effect). On the terms and subject to the conditions hereof, each Bank severally agrees to make a revolving credit facility available as loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower on a revolving basis at any time and from time to time from the Closing Date to the Termination Date, during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Total Outstandings to exceed the Aggregate Commitment Amounts. Revolving Loans hereunder shall be made by the several Banks ratably in accordance with their respective Pro Rata Shares. Revolving Loans may be obtained and maintained, at the election of the Borrower but subject to the limitations hereof, as Reference Rate Advances, Eurodollar Rate Advances or CD Rate Advances.

               2.1(b) CONVERSION TO TERM LOANS. On the Transformation Date, provided that no Default or Event of Default has occurred and is continuing, the outstanding principal balance on such date of the Revolving Loans made by each Bank shall be converted into a Term Loan on the terms and conditions set forth herein. The Term Loan may be maintained, at the election of the Borrower but subject to the limitations hereof, as Reference Rate Advances, Eurodollar Rate Advances or CD Rate Advances.

          Section 2.2  PROCEDURE FOR LOANS.

               2.2(a) PROCEDURE FOR REVOLVING LOANS. Any request by the Borrower for Revolving Loans hereunder shall be in writing or by telephone and must be given so as to be received by the Agent not later than 11:00 a.m. (Minneapolis time) two Eurodollar Business Days prior to the requested Revolving Loan Date if the Revolving Loans are requested as Eurodollar Rate Advances and not later than 11:00 a.m. (Minneapolis time) on the requested Revolving Loan Date if the Revolving Loans are requested as CD Rate Advances or Reference Rate Advances. Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans, the applicable conditions specified in
     Article III have been and will be satisfied. Each request for Revolving Loans hereunder shall specify (i) the requested Revolving
     Loan Date, (ii) the aggregate amount of Revolving Loans to be made on such date, which shall be (A) in the case of CD Rate Advances or Eurodollar Rate Advances, in a minimum amount of $1,000,000 or, if more, an integral multiple of $500,000 in excess thereof, and (B) in the case of Reference Rate Advances, in a minimum amount of $500,000 or, if more, an integral multiple of $100,000 in excess thereof, (iii) whether such Revolving Loans are to be funded as Reference Rate
     Advances, Eurodollar Rate Advances or CD Rate Advances and (iv) in the case of CD Rate Advances or Eurodollar Rate Advances, the duration of the initial Interest Period applicable thereto. The Agent may rely on any telephone request for Revolving Loans hereunder which it believes in good faith to be genuine; and the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephone request.
     The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank's Pro Rata
     Share of the requested Revolving Loans. On the date of the requested Revolving Loans, each Bank shall provide its Pro Rata Share of the requested Revolving Loans to the Agent in Immediately Available Funds not later than 3:00 p.m., Minneapolis time. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Borrower at the Agent's principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 4:00 p.m. (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loans. If the Agent has made a Revolving Loan to the Borrower on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Agent shall not make any Revolving Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Revolving Loan). If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate then applicable to the such Revolving Loan, on demand, from the Borrower, without prejudice to the Agent's and the Borrower's rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight Federal Funds rate before the Agent has recovered from the Borrower, such Bank shall be entitled to the interest payable by the Borrower with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.

               2.2(b) PROCEDURE FOR CONVERSION TO TERM LOANS. Not later than 11:00 a.m. (Minneapolis time) two Business Days prior to the Transformation Date if the Borrower elects to maintain all (but not less than all) of the Term Loans as Fixed Rate Term Loans, 11:00 a.m. (Minneapolis time) two Eurodollar Business Days prior to the Transformation Date if the Borrower elects to maintain all or any portion of the Term Loans as Eurodollar Rate Advances and not later than 11:00 a.m. (Minneapolis time) one Business Day prior to the Transformation Date if the Borrower elects to maintain all of the Term Loans as CD Rate Advances or Reference Rate Advances, the Borrower shall deliver to the Agent a written notice electing the type of Advances into which the Term Loans will be converted on the Transformation Date. Such notice shall specify (i) whether the Term Loans are to be funded as Fixed Rate Term Loans, Eurodollar Rate Advances, CD Rate Advances or Reference Rate Advances, and (ii) in the case of CD Rate Advances or Eurodollar Rate Advances, the duration of the initial Interest Period applicable thereto. The Agent shall promptly notify each Bank of the receipt of such notice and the matters specified therein.

          Section 2.3 NOTES. The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank in a principal amount equal to such Bank's Commitment Amount originally in effect. Upon receipt of each Bank's Note from the Borrower, the Agent shall mail such Note to such Bank. Each Bank shall enter in its ledgers and records the amount of its Loans, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by the Borrower to enter on a schedule attached to its Note a record of such Loans, Advances and payments; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrower hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrower in respect of the Notes shall be the aggregate amount of all Loans made by the Banks less all payments of principal thereof made by the Borrower.

          Section 2.4  APPLICABLE INTEREST RATES.

               2.4(a) CONVERSIONS AND CONTINUATIONS. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Loans into Reference Rate Advances, Eurodollar Rate Advances or CD Rate Advances, or to continue a Eurodollar Rate Advance or a CD Rate Advance as such; provided, however that a Eurodollar Rate Advance or a CD Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted or continued as a Eurodollar Rate Advance or a CD Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurodollar Rate Advances or CD Rate Advances only in integral multiples, as to the aggregate amount of the Advances of all Banks so converted or continued, of $1,000,000 or, if more, an integral multiple of $500,000 in excess thereof. The Borrower shall give the Agent written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by the Agent not later than 11:00 a.m. (Minneapolis time) two Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurodollar Rate Advances and not later than 11:00 a.m. (Minneapolis time) on the date of the requested continuation of CD Rate Advances or conversion to CD Rate Advances or Reference Rate Advances. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of CD Rate Advances or Eurodollar Rate Advances, (ii) a Eurodollar Business Day in the case of conversions to or continuations as Eurodollar Advances, and (iii) a Business Day in the case of continuations as CD Rate Advances or conversions to CD Rate Advances or Reference Rate Advances), and (c) in the case of conversions to or continuations as CD Rate Advances or Eurodollar
     Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Agent of the continuation of any CD Rate Advances or Eurodollar Rate Advances or of the conversion of Eurodollar Rate Advances to CD Rate Advances or vice versa within the time required by this Section, such Advances shall, on the last day of the Interest Period applicable thereto, automatically be converted into Reference Rate Advances of the same principal amount. All conversions and continuation of Advances must be made uniformly and ratably among the Banks. The number of CD Rate Advances and Eurodollar Rate Advances of each Bank that may be outstanding at any one time shall not exceed eight.

               2.4(b)  FIXED TERM LOAN INTEREST RATE.  If, in accordance with
     Section 2.2(b), the Borrower gives the Bank notice that the Borrower desires, from and after the Transformation Date, to maintain the Term Loans as Fixed Rate Term Loans, the interest rate applicable to the Fixed Rate Term Loans shall be determined as follows:

                    (i) On the Transformation Date, the Agent shall determine the interest rate (the "Assumed Interest Rate") that would be applicable to each principal installment of each Term Loan on the assumption that, until its due date, such installment would bear interest at a rate equal to the sum of (x) the Adjusted CD Rate for an interest period (hereinafter, for each such principal installment, referred to as the "Assumed Interest Period") beginning on the Transformation Date and ending on the due date of such principal installment, plus (y) the Applicable Margin for CD Rate Advances, determined as of the Transformation Date.

                    (ii) The amount of each principal installment shall be multiplied times the number of days during the Assumed Interest Period of such principal installment; the product of such multiplication is hereinafter referred to as the "Weighted Dollar Life" of such principal installment;

                    (iii) The Assumed Interest Rate for each principal installment shall be multiplied times the Weighted Dollar Life of such principal installment; the product of such multiplication is hereinafter referred to as the "Weighted Interest Amount" of such principal installment;

                    (iv) The Weighted Interest Amount of all principal installments shall be added together and the sum shall be divided by the sum of the Weighted Dollar Life of all principal installments and rounded to the nearest 1/100 of 1%; the result of such division expressed as a percent per annum shall be the "Fixed Term Loan Interest Rate". In the absence of manifest error, the rate so determined by the Agent shall be conclusively presumed to be correct.

          Section 2.5 INTEREST RATES, INTEREST PAYMENTS AND DEFAULT INTEREST. Interest shall accrue and be payable on the Loans as follows:

          (a) Subject to subsection (e) below, each Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of
     (A) the Adjusted Eurodollar Rate for such Interest Period, plus (B) the Applicable Margin.

          (b) Subject to subsection (e) below, each CD Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted CD Rate for such Interest Period, plus (B) the Applicable Margin.

          (c) Subject to subsection (e) below, each Reference Rate Advance shall bear interest on the unpaid principal amount thereof at a floating rate per annum equal to the sum of (A) the Reference Rate, plus (B) the Applicable Margin.

          (d) Subject to subsection (e) below, during the Term Loan Period, if, in accordance with Section 2.2(b), the Borrower exercises its options to maintain the Term Loans as Fixed Rate Term Loans, at a rate per annum equal to the Fixed Term Loan Interest Rate.

          (e) Upon the occurrence and during the continuation of an Event of Default, each Advance shall bear interest until paid in full (A) during the balance of any Interest Period applicable to a CD Rate Advance or a Eurodollar Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (B) otherwise, at a rate per annum equal to the sum of (1) the Reference Rate, plus (2) the Applicable Margin for Reference Rate Advances, plus (3) 2.0%.

          (f)  Interest shall be payable as follows:

               (i) On that portion of the outstanding principal amount thereof maintained as a Reference Rate Loan or the Fixed Rate Term Loan, interest accrued through the last day of each month shall be payable on the next Monthly Payment Date; and

               (ii) On that portion of the outstanding principal amount thereof maintained as a CD Rate Loan or a Eurodollar Rate Loan, accrued interest shall be payable on the last day of each applicable Interest Period and, in the case of Interest Periods of more than three months or 90 days, at the end of each three month or 90 day period during such Interest Periods.

          (g) Interest accrued under the Existing Credit Agreement through the Closing Date shall be payable on the date provided for herein for each type of Advance outstanding thereunder.

          Section 2.6 REPAYMENT. The unpaid principal balance of the Notes, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date. In addition, the outstanding principal balance of the Term Loan of each Bank on the Transformation Date shall be payable in twelve quarterly installments, each in an amount equal to one-twelfth of such outstanding principal balance, on each subsequent Quarterly Payment Date, beginning with the first Quarterly Payment Date after the Transformation Date.

          Section 2.7 OPTIONAL PREPAYMENTS. The Borrower may prepay Reference Rate Advances, in whole or in part, at any time, without premium or penalty.
Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Each partial prepayment shall be in an aggregate amount for all the Banks of $500,000 or an integral multiple of $100,000 in excess thereof. Except upon an acceleration following an Event of Default or upon termination of the Commitments in whole, the Borrower may pay Fixed Rate Advances only on the last day of the Interest Period applicable thereto. Amounts paid or prepaid on the Advances under this Section 2.7 shall be for the account of each Bank in proportion to its share of outstanding Loans. Amounts paid (unless following an acceleration or upon termination of the Commitments in whole) or prepaid under this Section 2.7 during the Revolving Period may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Term Loans under this Section 2.7 shall be applied to the installments due on the Term Loans in the inverse order of their maturities.

PART B -- TERMS OF THE LETTER OF CREDIT FACILITY

          Section 2.8 LETTERS OF CREDIT. On the Closing Date, each "Letter of Credit" outstanding under the Existing Credit Agreement shall become a Letter of Credit hereunder. Upon the terms and subject to the conditions of this Agreement, the Agent agrees to issue Letters of Credit for the account of the Borrower from time to time between the Closing Date and the Termination Date in such amounts as the Borrower shall request; provided that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause (a) Total Outstandings to exceed the Aggregate Commitment Amounts, or (b) the Letter of Credit Usage to exceed $10,000,000.

          Section 2.9 PROCEDURES FOR LETTERS OF CREDIT. Each request for a Letter of Credit shall be made by the Borrower in writing, by telex, facsimile transmission or electronic conveyance received by the Agent by 2:00 p.m., Minneapolis time, on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The Agent may require that such request be made on such letter of credit application and reimbursement agreement form as the Agent may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrower making such request. The Agent shall promptly notify the other Banks of the receipt of the request and the matters specified therein. On the date of each issuance of a Letter of Credit the Agent shall send notice to the other Banks of such issuance, accompanied by a copy of the Letter or Letters of Credit so issued.

          Section 2.10 TERMS OF LETTERS OF CREDIT. Letters of Credit shall be issued in support of obligations of the Borrower, other than obligations relating to the borrowing of money or obtaining other financing, incurred in the ordinary course of business. All Letters of Credit must expire not later than the Business Day preceding the date set forth in clause (a) of the definition of Termination Date. No Letter of Credit may have a term longer than twelve months.

          Section 2.11 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS. If the Agent has received documents purporting to draw under a Letter of Credit that the Agent believes conform to the requirements of the Letter of Credit, or if the Agent has decided that it will comply with the Borrower's written or oral request or authorization to pay a drawing on any Letter of Credit that the Agent does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrower of that fact. The Borrower shall reimburse the Agent by 9:30 a.m. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrower has failed to reimburse the Agent for the full amount of such drawing by 10:00 a.m. on the date on which the Agent in its notice indicated that it would pay such drawing, until reimbursed from the proceeds of Loans pursuant to Section 2.15 or out of funds available in the Holding Account, is an "Unpaid Drawing."

          Section 2.12 OBLIGATIONS ABSOLUTE. The obligation of the Borrower under Section 2.11 to repay the Agent for any amount drawn on any Letter of Credit and to repay the Banks for any Revolving Loans made under Section 2.15 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

          (a)  Any lack of validity or enforceability of any Letter of Credit;

          (b) The existence of any claim, setoff, defense or other right which the Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Agent or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

          (c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Agent nor any Bank nor officers, directors or employees of any thereof shall be liable or responsible for, and the obligations of the Borrower to the Agent and the Banks shall not be impaired by:

          (i) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

          (ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

          (iii) The acceptance by the Agent of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

          (iv) Any other action of the Agent in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.

Notwithstanding the foregoing, the Borrower shall have a claim against the Agent, and the Agent shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by the Agent's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

          Section 2.13 INCREASED COST FOR LETTERS OF CREDIT. If any Regulatory Change shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Agent or any Bank's obligations to make Loans to cover Letters of Credit, or (b) shall impose on any Bank any other conditions affecting this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to the Agent or any Bank of issuing or maintaining any Letter of Credit or such Bank's obligations to make Advances to cover Unpaid Drawings, or reduce the amount of any sum received or receivable by the Agent or any Bank hereunder, then, upon demand (which demand shall be given by a Bank affected by such increased cost or reduction promptly after it determines such increased cost or reduction) to the Borrower by such Bank, the Borrower shall pay to such Bank the additional amount or amounts as will compensate such Bank for such increased cost or reduction. A certificate submitted to the Borrower by such Bank setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Bank as aforesaid shall be conclusive and binding on the Borrower absent error.

                               PART C  --  GENERAL

          Section 2.14 OPTIONAL REDUCTION OF COMMITMENT AMOUNTS OR TERMINATION OF COMMITMENTS. The Borrower may, at any time during the Revolving Period, upon not less than three Business Days prior written notice to the Agent, reduce the Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $1,000,000, or, if more, in an integral multiple of $1,000,000; PROVIDED, HOWEVER, that the Borrower may not at any time reduce the Aggregate Commitment Amounts below the Total Outstandings. The Borrower may, at any time when there are no Letters of Credit outstanding, upon not less than three Business Days prior written notice to the Agent, terminate the Commitments in their entirety. Upon termination of the Commitments pursuant to this Section, the Borrower shall pay to the Agent for the account of the Banks the full amount of all outstanding Loans, all accrued and unpaid interest thereon, all unpaid Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.25 and all other unpaid obligations of the Borrower to the Agent and the Banks hereunder.

          Section 2.15 LOANS TO COVER UNPAID DRAWINGS. Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same, the Agent shall give the other Banks notice to that effect, specifying the amount thereof, in which event each Bank is authorized (and the Borrower does here so authorize each Bank) to, and shall, make a Revolving Loan (as a Reference Rate Advance) to the Borrower in an amount equal to such Bank's Pro Rata Share of the amount of the Unpaid Drawing. The Agent shall notify each Bank by 11:00 a.m. (Minneapolis time) on the date such Unpaid Drawing occurs of the amount of the Revolving Loan to be made by such Bank. Notices received after such time shall be deemed to have been received on the next Business Day. Each Bank shall then make such Revolving Loan (regardless of noncompliance with the applicable conditions precedent specified in Article III hereof and regardless of whether an Event of Default then exists) and each Bank shall provide the Agent with the proceeds of such Revolving Loan in Immediately Available Funds, at the office of the Agent, not later than 2:00 p.m. (Minneapolis time) on the day on which such Bank received such notice (or, in the case of notices received after 11:00 a.m., Minneapolis time, is deemed to have received such notice). The Agent shall apply the proceeds of such Revolving Loans directly to reimburse itself for such Unpaid Drawing. If any portion of any such amount paid to the Agent should be recovered by or on behalf of the Borrower from the Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 8.11 hereof. If at the time the Banks make funds available to the Agent pursuant to the provisions of this Section, the applicable conditions precedent specified in
Article III shall not have been satisfied, the Borrower shall pay to the Agent for the account of the Banks interest on the funds so advanced at a floating rate per annum equal to the sum of the Reference Rate plus the Applicable Margin for Reference Rate Advances plus two percent (2.00%). Except as provided in the preceding sentence, any Revolving Loans made under this Section 2.15 shall be made as Reference Rate Advances, and shall bear interest, subject to the terms and conditions hereof, at the rate applicable to Reference Rate Advances pursuant to Section 2.5(c). If for any reason any Bank is unable to make a Revolving Loan to the Borrower to reimburse the Agent for an Unpaid Drawing, then such Bank shall immediately purchase from the Agent a risk participation in such Unpaid Drawing, at par, in an amount equal to such Bank's Pro Rata Share of the Unpaid Drawing.

          Section 2.16 COMMITMENT FEE. The Borrower shall pay to the Agent for the account of each Bank fees (the "Commitment Fees") in an amount determined by applying a rate of one-quarter of one percent (0.25%) per annum to the average daily Unused Commitment of such Bank for the period from the Closing Date to the Termination Date. Such Commitment Fees are payable in arrears on each Quarterly Payment Date and on the Termination Date.

          Section 2.17 LETTER OF CREDIT FEES. For each Letter of Credit issued, the Borrower shall pay to the Agent for the account of the Banks, in advance payable on the date of issuance, a fee (a "Letter of Credit Fee") in an amount determined by applying a per annum rate of (a) in the case of each Letter of Credit with an expiration date less than six months after its issuance date, three-quarters of one percent (0.75%), and in the case of any other Letter of Credit, one and one-half percent (1.50%), to the original face amount of the Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit. In addition to the Letter of Credit Fee, the Borrower shall pay to the Agent, on demand, all issuance, amendment, drawing and other fees regularly charged by the Agent to its letter of credit customers and all out-of-pocket expenses incurred by the Agent in connection with the issuance, amendment, administration or payment of any Letter of Credit.

          Section 2.18 COMPUTATION. Commitment Fees and Letter of Credit Fees and interest on Loans shall be computed on the basis of actual days elapsed (or, in the case of Letter of Credit Fees, actual days to elapse) and a year of 360 days.

          Section 2.19 PAYMENTS. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 11:00 a.m. (Minneapolis time) on the dates called for under this Agreement and the Notes to the Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Bank its Pro Rata Share of each such payment of principal, interest, Commitment Fees and Letter of Credit Fees received, by the Agent for the account of the Banks. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment.

          Section 2.20 USE OF LOAN PROCEEDS. The proceeds of the Revolving Loans shall be used for the Borrower's general business purposes in a manner not in conflict with any of the Borrower's covenants in this Agreement.

          Section 2.21 INTEREST RATE NOT ASCERTAINABLE, ETC. If, on or prior to the date for determining the Adjusted CD Rate or the Adjusted Eurodollar Rate in respect of the Interest Period for any CD Rate Advance or Eurodollar Rate Advance, any Bank determines (which determination shall be conclusive and binding, absent error) that:

          (a) deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or

          (b) the Adjusted CD Rate or the Adjusted Eurodollar Rate, as the case may be, will not adequately and fairly reflect the cost to such Bank of funding or maintaining CD Rate Advances or Eurodollar Rate Advances for such Interest Period, such Bank shall forthwith give notice to the Borrower and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, CD Rate Advances or Eurodollar Rate Advances, as the case may be, shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made with an interest rate option to which such suspension does not apply. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any CD Rate Advance or Eurodollar Rate Advance outstanding at the time such suspension is imposed.

          Section 2.22  INCREASED COST.  If any Regulatory Change:

               (a) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Fixed Rate Advances, its Note or its obligation to make Fixed Rate Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on its Fixed Rate Advances or any other amounts due under this Agreement in respect of its Fixed Rate Advances or its obligation to make Fixed Rate Advances (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal office or Applicable Lending Office is located); or

               (b) shall impose, modify or deem applicable any reserve, special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding (i) with respect to any CD Rate Advance any such requirement to the extent included in calculating the applicable Adjusted CD Rate and (ii) with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank's Applicable Lending Office or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the interbank Eurodollar market any other condition affecting its Fixed Rate Advances, its Note or its obligation to make Fixed Rate Advances;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Advance, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes, then, within 30 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, any Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

          Section 2.23 ILLEGALITY. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any Fixed Rate Advances, such Bank shall notify the Borrower and the Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, CD Rate Advances, Eurodollar Rate Advances or the Fixed Rate Term Loan, as the case may be, shall be suspended until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank determines that it may not lawfully continue to maintain any CD Rate Advances, Eurodollar Rate Advances or the Fixed Rate Term Loan, as the case may be, to the end of the applicable Interest Periods on the Maturity Date, all of the affected Advances shall be automatically converted to Reference Rate Advances as of the date of such Bank's notice, and upon such conversion the Borrower shall indemnify such Bank in accordance with Section 2.25.

          Section 2.24 CAPITAL ADEQUACY. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank's capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Commitments and/or its Loans to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank's policies and the policies of its parent corporation with respect to capital adequacy), then the Borrower shall, within five days after written notice and demand from such Bank (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. Any determination by such Bank under this Section and any certificate as to the amount of such reduction given to the Borrower by such Bank shall be final, conclusive and binding for all purposes, absent error. The Bank shall promptly give the Borrower written notice of any Regulatory Change or other circumstances which may result in increased costs under this Section; PROVIDED, HOWEVER, that the Borrower's liability for additional amounts computed in accordance with this Section shall be neither changed nor waived by any failure to give such notice.

          Section 2.25 FUNDING LOSSES; FIXED RATE ADVANCES. The Borrower shall compensate each Bank, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry Fixed Rate Advances to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits) which such Bank may sustain: (i) if for any reason, other than a default by such Bank, a funding of a Fixed Rate Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under Section 2.2 or 2.4, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Fixed Rate Advance, or a conversion pursuant to Section 2.23, occurs on any day other than the last day of the Interest Period applicable thereto (in the case of CD Rate Advances or Eurodollar Advances) or a scheduled payment date (in the case of Fixed Rate Term Loans). A Bank's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

          Section 2.26 DISCRETION OF BANKS AS TO MANNER OF FUNDING. Each Bank shall be entitled to fund and maintain its funding of Fixed Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this

Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.25) shall be made as if such Bank had actually funded and maintained each Fixed Rate Advance during the Interest Period for such Advance or the Term Loan Period, as the case may be, through the issuance of its certificates of deposit or the purchase of deposits having a maturity corresponding to the last day of the Interest Period or each payment date thereon, as the case may be, and bearing an interest rate equal to the CD Rate or the Eurodollar Rate, as the case may be, for such Interest Period or Assumed Interest Period. Notwithstanding the manner of funding or maintaining of funding of any Fixed Rate Advance by any Bank, the obligation of the Banks to make Eurodollar Rate Advances and the Obligations of the Borrower shall be governed exclusively by the terms of this Agreement and the other Loan Documents.

          Section 2.27  WITHHOLDING TAXES.

          (a) BANKS TO SUBMIT FORMS. Each Bank represents to the Borrower and the Agent that it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent, on or before the Closing Date or the day on which such Bank becomes such under Section 9.6 duly completed and signed copies of either Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all payments to be received by such Bank hereunder) or Form 4224 (relating to all payments to be received by such Bank hereunder) of the United States Internal Revenue Service. Thereafter and from time to time, each such Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Borrower or the Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Bank hereunder. Upon the request of the Borrower or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent a certificate in such form as is reasonably satisfactory to the Borrower and the Agent to the effect that it is such a United States person.

          (b) INABILITY OF A BANK. If any Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) determines that, as a result of any Regulatory Change, the Borrower is required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America ("U.S. TAXES") from any payments to a Bank pursuant to any Loan Document in respect of the Obligations payable to such Bank then or thereafter outstanding, the amount payable will be increased to the amount which, after deduction from such increased amount of all U.S. Taxes required to be withheld or deducted therefrom, will yield the amount required under any Loan Document to be paid with respect thereto; PROVIDED, that the Borrower shall not be required to pay any additional amount pursuant to this Section 2.27(b) to any Bank (i) that is not, either on the date this Agreement is executed by such Bank or on the date such Bank becomes such under Section 9.6, either (x) entitled to submit Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all payments to be received by such Bank hereunder) or Form 4224 (relating to all payments to be received by such Bank hereunder) or (y) a United States person (as such term is defined in Section 7701(a)(30) of the Code), or (ii) that has failed to submit any form or certificate that it was required to file pursuant to subsection (a) and entitled to file under applicable law or (iii) arising from such Bank's failure to comply with any certification, identification or other similar requirement under United States income tax laws or regulations (including backup withholding) to establish entitlement to exemption from such U.S. Taxes; and PROVIDED, FURTHER, that if a Bank, as a result of any amount paid by the Borrower to such Bank pursuant to this Section 2.27, shall realize a tax credit or refund, which tax credit or refund would not have been realized but for the Borrower's payment of such amount, such Bank shall pay to the Borrower an amount equal to such tax credit or refund. Each Bank may determine the portion, if any, of any tax credit or refund attributable to the Borrower's payments using such attribution and accounting methods as such Bank reasonably selects, and such Bank's determination of the portion of any tax credit or refund attributable to the Borrower's payments shall be conclusive in the absence of manifest error. The obligation of the Borrower under this Section 2.27(b) shall survive the payment in full of the Obligations and the termination of the Commitments of such Bank.

          (c) SUBSTITUTION OF BANK. In the event the Borrower is required pursuant to this Section 2.27 to pay any additional amount to any Bank, such Bank shall, if no Event of Default or Unmatured Event of Default has occurred and is continuing, upon the request of the Borrower to such Bank and the Agent, assign, pursuant to and in accordance with the provisions of Section 9.6, all of its rights and obligations under this Agreement and under the Loan Documents to another Bank or a Transferee selected by the Borrower and reasonably satisfactory to the Agent, in consideration for (i) the payment by such assignee to the assigning Bank of the principal of, and interest accrued and unpaid to the date of such assignment on, the Note of such Bank, (ii) the payment by the Borrower to the assigning Bank of any and all other amounts owing to such Bank under any provision of this Agreement accrued and unpaid to the date of such assignment and (iii) the Borrower's release of the assigning Bank from any further obligation or liability under this Agreement. Notwithstanding anything to the contrary in this Section 2.27(c), in no event shall the replacement of any Bank result in a decrease in the aggregate Commitment Amounts without the written consent of the Majority Banks.


                                   ARTICLE III

                              CONDITIONS PRECEDENT

          Section 3.1 CONDITIONS OF INITIAL TRANSACTION. The effectiveness of this Agreement shall be subject to the prior or simultaneous fulfillment of the following conditions:

               3.1(a) DOCUMENTS. The Agent shall have received the following in sufficient counterparts (except for the Notes) for each Bank:

          (i) A Note drawn to the order of each Bank executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.

          (ii) Guaranties executed by a duly authorized officer (or officers) of each Guarantor.

          (iii) A copy of the corporate resolution of the Borrower and each Guarantor authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by its Secretary or an Assistant Secretary.

          (iv) An incumbency certificate showing the names and titles and bearing the signatures of the officers of the Borrower and each Guarantor authorized to execute the Loan Documents to which it is a party and, in the case of the Borrower, to request Loans, Letters of Credit and conversions and continuations of Advances hereunder, certified as of the Closing Date by its Secretary or an Assistant Secretary.

          (v) A copy of the Articles of Incorporation of the Borrower and each Guarantor with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a date not more than ten days prior to the Closing Date.

          (vi) A certificate of good standing for the Borrower and each Guarantor in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a date not more than ten days prior to the Closing Date.

          (vii) A copy of the bylaws of the Borrower, certified as of the Closing Date by its Secretary or an Assistant Secretary.

          (viii) A certificate dated the Closing Date of the chief executive officer or chief financial officer of the Borrower certifying as to the matters set forth in Sections 3.2 (a) and 3.2 (b) below.

               3.1(b) OPINION. The Borrower shall have requested Faegre & Benson, its counsel, to prepare a written opinion, addressed to the Banks and dated the Closing Date, covering the matters set forth in Exhibit C hereto, and such opinion shall have been delivered to the Agent in sufficient counterparts for each Bank.

               3.1(c) COMPLIANCE. The Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Borrower prior to or simultaneously with the Closing Date.

               3.1(d) OTHER MATTERS. All corporate and legal proceedings relating to the Borrower and the Guarantors and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Agent, the Banks and the Agent's special counsel, and the Agent shall have received all information and copies of all documents, including records of corporate proceedings, as any Bank or such special counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

               3.1(e) FEES AND EXPENSES. The Agent shall have received for itself and for the account of the Banks all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 9.2.

          Section 3.2 CONDITIONS PRECEDENT TO ALL LOANS AND LETTERS OF CREDIT. The obligation of the Banks to make any Loans hereunder and of the Agent to issue each Letter of Credit shall be subject to the fulfillment of the following conditions:

               3.2(a) REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article IV shall be true and correct on and as of the

     Closing Date and on the date of each Revolving Loan or the date of issuance of each Letter of Credit, with the same force and effect as if made on such date.

               3.2(b)   NO DEFAULT.  No Default or Event of Default shall have
     occurred and be continuing on the Closing Date and on the date of each Revolving Loan or the date of issuance of each Letter of Credit, or will exist after giving effect to the Loans made or the Letter of Credit issued on such date.

               3.2(c) NOTICES AND REQUESTS. The Agent shall have received the Borrower's request for such Loans as required under Section 2.2 or its application for such Letters of Credit specified under Section 2.9.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          To induce the Banks to enter into this Agreement and to make Loans hereunder and to induce the Agent to issue Letters of Credit, the Borrower represents and warrants to the Banks:

          Section 4.1 ORGANIZATION, STANDING, ETC. The Borrower and each Subsidiary is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, in the case of the Borrower to enter into this Agreement and to issue the Notes and to perform its obligations under the Loan Documents to which it is a party, and in the case of each Guarantor to enter into and perform its obligations under the Guaranty to which it is a party. Each of the Borrower and the Subsidiaries (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, and (b) is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any assets or expose the Borrower or such Subsidiary to any liability, which in either case would be material to the Borrower and the Subsidiaries taken as a whole.

          Section 4.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and the Loan Documents when executed will constitute, the legal, valid and binding obligations of the Borrower and the Guarantors, as applicable, enforceable in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

          Section 4.3 NO CONFLICT; NO DEFAULT. The execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents will not
(a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower or any Guarantor, (b) violate or contravene any provision of the Articles of Incorporation or bylaws of the Borrower of any Guarantor, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower or any Guarantor is a party or by which any of them or any of their properties may be bound or result in the creation of any Lien thereunder. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

          Section 4.4 GOVERNMENT CONSENT. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower or any Guarantor to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

          Section 4.5 FINANCIAL STATEMENTS AND CONDITION. The Borrower's audited consolidated financial statements as at December 28, 1994 and its unaudited financial statements as at October 4, 1995, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis (except for year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrower and its Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Borrower nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 28, 1994, there has been no material adverse change in the business, operations, property, assets or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole.

          Section 4.6 LITIGATION. Except as set forth in Schedule 4.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which, if determined adversely to the Borrower or such Subsidiary, would have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole or on the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents. For purposes of this Section 4.6 and Section 5.9, an adverse determination in any Damages Claim shall not be considered material if such a Damages Claim, together with any other Damages Claim pending or known by an officer of the Borrower to be contemplated presenting in large degree the same legal and factual issues, does not involve claims for damages in excess of ten percent of the consolidated current assets of the Borrower or, if less, $2,000,000.

          Section 4.7 ENVIRONMENTAL, HEALTH AND SAFETY LAWS. There does not exist any violation by the Borrower or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which will or threatens to impose a material liability on the Borrower or a Subsidiary or which would require a material expenditure by the Borrower or such Subsidiary to cure. Neither the Borrower nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

          Section 4.8 ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations did not exceed the fair market value of such Plan's assets.

          Section 4.9 FEDERAL RESERVE REGULATIONS. Neither the Borrower nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by the Borrower does not constitute more than 25% of the value of the assets of the Borrower.

          Section 4.10 TITLE TO PROPERTY; LEASES; LIENS; SUBORDINATION. Each of the Borrower and the Subsidiaries has (a) good and marketable title to its owned real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all leased real properties, referred to as owned by the Borrower and its Subsidiaries in the most recent financial statement referred to in Section 4.5 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.14. The Borrower has not subordinated any of its rights under any obligation owing to it to the rights of any other person.

          Section 4.11 TAXES. Each of the Borrower and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrower in respect of taxes and other governmental charges are adequate and the Borrower knows of no proposed material tax assessment against it or any Subsidiary or any basis therefor.

          Section 4.12 TRADEMARKS, PATENTS. Each of the Borrower and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

          Section 4.13 BURDENSOME RESTRICTIONS. Neither the Borrower nor any Subsidiary is a party to or otherwise bound by any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter, corporate or partnership restriction which would foreseeably have a material adverse effect on the business, properties, assets, operations or condition (financial or otherwise) of the Borrower or such Subsidiary or on the ability of the Borrower or any Subsidiary to carry out its obligations under any Loan Document.

          Section 4.14 FORCE MAJEURE. Since the date of the most recent financial statement referred to in Section 4.5, the business, properties and other assets of the Borrower and the Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

          Section 4.15 INVESTMENT COMPANY ACT. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an investment company within the meaning of the Investment Company Act of 1940, as amended.

          Section 4.16 PUBLIC UTILITY HOLDING COMPANY ACT. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a holding company or an "affiliate" of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          Section 4.17 RETIREMENT BENEFITS. Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Borrower nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

          Section 4.18 SUBSIDIARIES. Schedule 4.18 sets forth as of the date of this Agreement a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower or any Subsidiary therein, and the jurisdiction of incorporation of each Subsidiary.

          Section 4.19 FULL DISCLOSURE. Subject to the following sentence, neither the financial statements referred to in Section 4.5 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrower in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Certificates or statements furnished by or on behalf of the Borrower to the Banks consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrower, and the Borrower has no reason to believe that such projections or forecasts are not reasonable.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

          Until any obligation of the Banks hereunder to make the Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged, unless the Majority Banks shall otherwise consent in writing:

          Section 5.1 FINANCIAL STATEMENTS AND REPORTS. The Borrower will furnish to the Banks in hard copy or electronic form:

               5.1(a) As soon as available following the date the Borrower is required to publicly disclose financial results pursuant to the Securities and Exchange Act of 1934, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the consolidated financial statements of the Borrower and the Subsidiaries consisting of at least statements of income, cash flow and changes in stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by Deloitte & Touche or other independent certified public accountants of recognized national standing selected by the Borrower and acceptable to the Agent, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

               5.1(b) Together with the audited financial statements required under Section 5.1 (a)(i), consolidating financial statements of the Borrower and the Subsidiaries consisting of at least statements of income, cash flow and changes in stockholders' equity, and a consolidating balance sheet as at the end of such year, prepared by the Borrower's certified public accountants who prepared its audited financial statements, and (b) a statement by the accounting firm performing such audit to the effect that it has reviewed this Agreement and that in the course of performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, or, if such Default or Event of Default exists, describing its nature.

               5.1(c) As soon as available following the date the Borrower is required to publicly disclose financial results pursuant to the Securities and Exchange Act of 1934, and in any event within forty-five (45) days after the end of each Quarterly Period, unaudited consolidated and consolidating statements of income, cash flow and changes in stockholders' equity for the Borrower and the Subsidiaries for such Quarterly Period and for the period from the beginning of such fiscal year to the end of such Quarterly Period, and a consolidated balance sheet of the Borrower as at the end of such Quarterly Period, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrower stating that such financial statements present fairly the financial condition of the Borrower and the Subsidiaries and that the same have been prepared in accordance with GAAP.

               5.1(d) As soon as practicable following the date the Borrower is required to publicly disclose financial results pursuant to the Securities and Exchange Act of 1934, and in any event within forty-five (45) days after the end of each Quarterly Period, a Compliance Certificate in the form attached hereto as Exhibit D signed by the chief financial officer of the Borrower demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.10, 6.13(g), 6.14(c), 6.14(g), 6.15, 6.16, 6.17, 6.18 and 6.19 as at the end of such Quarterly
     Period and stating that as at the end of such Quarterly Period there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto.

               5.1(e)  As soon as practicable and in any event within forty-five
     (45) days after the beginning of each fiscal year of the Borrower, statements of forecasted consolidated income for the Borrower and the Subsidiaries for each fiscal month in such fiscal year and a forecasted consolidated balance sheet of the Borrower and the Subsidiaries, together with supporting assumptions, as at the end of each Quarterly Period, all in reasonable detail and reasonably satisfactory in scope to Majority Banks.

               5.1(f) Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.

               5.1(g) Immediately upon any officer of the Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.

               5.1(h) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Borrower's shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

               5.1(i) From time to time, such other information regarding the business, operation and financial condition of the Borrower and the Subsidiaries as any Bank may reasonably request.

          Section 5.2 CORPORATE EXISTENCE. The Borrower will maintain, and cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Borrower or such Subsidiary to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.

          Section 5.3 INSURANCE. The Borrower shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.

          Section 5.4 PAYMENT OF TAXES AND CLAIMS. The Borrower shall file, and cause each Subsidiary to file, all tax returns and reports which are required by law to be filed by it and will pay, and cause each Subsidiary to pay, before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Borrower's or such Subsidiary's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower's or such Subsidiary's books in accordance with GAAP.

          Section 5.5 INSPECTION. Upon reasonable notice, the Borrower shall permit any Person designated by the Agent or any Bank to visit and inspect any of the properties, corporate books and financial records of the Borrower and the Subsidiaries, to examine and to make copies of the books of accounts and other financial records of the Borrower and the Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and the Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or the Majority Banks may designate. So long as no Event of Default exists, such visits, inspections and examinations shall be at the expense of the Agent and the Banks, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

          Section 5.6 MAINTENANCE OF PROPERTIES. The Borrower will maintain, and cause each Subsidiary to maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          Section 5.7 BOOKS AND RECORDS. The Borrower will keep, and will cause each Subsidiary to keep, adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

          Section 5.8 COMPLIANCE. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Borrower or such Subsidiary and the Borrower or such Subsidiary is acting in good faith and with reasonable dispatch to cure such noncompliance.

          Section 5.9 NOTICE OF LITIGATION. The Borrower will give prompt written notice to the Agent of any litigation or governmental proceeding pending or, to its knowledge, threatened against the Borrower or any of the Subsidiaries that, if adversely determined, would in the opinion of the Borrower have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents.

          Section 5.10 ERISA. The Borrower will maintain, and cause each Subsidiary to maintain, each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not and not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which the Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $50,000 to any Multiemployer Plan that the Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

          Section 5.11 ENVIRONMENTAL MATTERS; REPORTING. The Borrower will observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a material liability or otherwise have a material adverse effect on the Borrower and the Subsidiaries taken as a whole. The Borrower will give the Agent prompt written notice of any violation as to any environmental matter by the Borrower or any Subsidiary and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Borrower or any Subsidiary which are material to the operations of the Borrower or such Subsidiary, or (b) which will or threatens to impose a material liability on the Borrower or such Subsidiary to any Person or which will require a material expenditure by the Borrower or such Subsidiary to cure any alleged problem or violation.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

          Until any obligation of the Banks hereunder to make Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged, unless the Majority Banks shall otherwise consent in writing:

          Section 6.1 MERGER. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or permit any Subsidiary to do any of the foregoing; PROVIDED, HOWEVER, that the foregoing shall not prohibit the following activities: (a) any Subsidiary may be merged with or liquidated into the Borrower or any wholly-owned Subsidiary (if the Borrower or such wholly-owned Subsidiary is the surviving corporation and, after giving effect to any merger in which a Subsidiary is the surviving corporation, the requirements of Sections 6.14(e), 6.15(b) and 6.18 will be satisfied); and (b) the Borrower may merge or otherwise combine with any Person for the purpose of making an Investment permitted by Section 6.12(f), if the Borrower is the surviving corporation.

          Section 6.2 DISPOSITION OF ASSETS. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions), or enter into any commitment to sell, transfer, convey or lease as lessor, all or a substantial part of its assets (including accounts and notes receivable, with or without recourse) outside the ordinary course of business. For purposes of this provision, "substantial part" shall mean ten percent of the Borrower's consolidated assets. This Section 6.2 shall not restrict the transfer of assets from the Borrower to any wholly-owned Subsidiary or among wholly-owned Subsidiaries.

          Section 6.3 PLANS. The Borrower will not permit, and will not allow any Subsidiary to permit, any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of the Borrower or any Subsidiary; and the Borrower will not permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan's projected benefit obligations to exceed the fair market value of such Plan's assets.

          Section 6.4 CHANGE IN NATURE OF BUSINESS. The Borrower will not, and will not permit any Subsidiary to, make any material change in the nature of the business of the Borrower or such Subsidiary, as carried on at the date hereof, or engage in any line of business materially different from that in which it is engaged at the date hereof.

          Section 6.5 SUBSIDIARIES. After the date of this Agreement, the Borrower will not, and will not permit any Subsidiary to, form or acquire any corporation which would thereby become a Subsidiary, unless (a) on or prior to the date of its formation or acquisition, such Subsidiary executes and delivers to the Banks a Guaranty, and (b) either (i) such Subsidiary is a Real Estate Subsidiary and, after giving effect to its formation or acquisition, the Borrower and its Subsidiaries are in compliance with the requirements of Sections 6.14(e) and 6.15(b), or (ii) such Subsidiary is not a Real Estate Subsidiary and, after giving effect to its formation or acquisition, the Borrower and its Subsidiaries are in compliance with the requirements of Section 6.18.

          Section 6.6 NEGATIVE PLEDGES; SUBSIDIARY RESTRICTIONS. The Borrower will not, and will not permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would (i) prohibit the Borrower or such Subsidiary from granting, or otherwise limit the ability of the Borrower or such Subsidiary to grant, to the Banks any Lien on any assets or properties of the Borrower or such Subsidiary, or (ii) require the Borrower or such Subsidiary to grant a Lien to any other Person if the Borrower or such Subsidiary grants any Lien to the Banks; provided, that in connection with any Indebtedness permitted under
Section 6.13 and secured by a Lien permitted under Section 6.14(e), the Borrower or any Real Estate Subsidiary may enter into an agreement of the type described in clause (i) above relating solely to the property subject to the Lien permitted by Section 6.14(e). The Borrower will not permit any Subsidiary to place or allow any restriction, directly or indirectly, on the ability of such Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary's capital stock or (b) make loans or other cash payments to the Borrower.

          Section 6.7 RESTRICTED PAYMENTS. The Borrower will not make any Restricted Payments, except that (a) the Borrower may issue Series A Junior Participation Preferred Shares in accordance with the terms of its Rights Agreement dated as of October 24, 1995, as now in effect or as amended from time to time, and (b) the Borrower shall be permitted to make Restricted Payments in an aggregate amount per fiscal year of the Borrower not to exceed $2,000,000 for the sole purpose of redeeming common stock of the Borrower, provided that no Default or Event of Default then exists.

          Section 6.8 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

          Section 6.9 ACCOUNTING CHANGES. The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as permitted by GAAP, or change its fiscal year or the fiscal year of any Subsidiary.

          Section 6.10 CAPITAL EXPENDITURES. The Borrower will not, and will not permit any Subsidiary to, (a) make Capital Expenditures (other than Capitalized Restaurant Lease Obligations), net of any landlord contribution, in an amount greater than $85,000,000 in its fiscal year ending January 1, 1997, for each subsequent fiscal year, the amount of permitted Capital Expenditures shall increase by $5,000,000 per annum, or (b) enter into Capitalized Restaurant Lease Obligations, except Capitalized Restaurant Lease Obligations of the Borrower, any Real Estate Subsidiary and, to the extent permitted pursuant to
Section 6.18, other Subsidiaries, in any fiscal year which exceed $15,000,000.

          Section 6.11 SUBORDINATED DEBT. The Borrower will not, and will not permit any Subsidiary to (a) make any scheduled payment of the principal of or interest on any Subordinated Debt which would be prohibited by the terms of such Subordinated Debt and any related subordination agreement; (b) directly or indirectly make any prepayment on or purchase, redeem or defease any Subordinated Debt or offer to do so (whether such prepayment, purchase or redemption, or offer with respect thereto, is voluntary or mandatory); (c) amend or cancel the subordination provisions applicable to any Subordinated Debt; (d) take or omit to take any action if as a result of such action or omission the subordination of such Subordinated Debt, or any part thereof, to the Obligations might be terminated, impaired or adversely affected; or (e) omit to give the Agent prompt notice of any notice received from any holder of Subordinated Debt, or any trustee therefor, or of any default under any agreement or instrument relating to any Subordinated Debt by reason whereof such Subordinated Debt might become or be declared to be due or payable.

          Section 6.12 INVESTMENTS. The Borrower will not, and will not permit any Subsidiary to, acquire for value, make, have or hold any Investments, except:

               (a) investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated "A-1" or "A-2" by Standard & Poors Corporation or "P-1" or "P-2" by Moody's Investors Service or certificates of deposit or bankers' acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000;

               (b) loans to officers, employees or directors of the Borrower not otherwise permitted pursuant to this Section 6.12, in an aggregate amount at any time outstanding not exceeding at any one time an aggregate of $250,000;

          (c)  travel advances to officers and employees of the Borrower; and

          (d) the loans to and investments in the Subsidiaries existing on the date hereof; PROVIDED FURTHER that nothing in this Section 6.12 shall be deemed a restriction on loans, investments and transfers in the ordinary course of business between or among the Borrower and any wholly-owned Subsidiary that has guaranteed the obligations of the Borrower under this Agreement and the Notes.

          (e) guaranties by the Borrower of leases entered into by its Subsidiaries; and

          (f) loans to and investments in (in addition to those permitted by clause (d)) entities other than wholly-owned Subsidiaries or Guarantors that are primarily engaged in the type of business engaged in by the Borrower, not to exceed at any one time an aggregate of $10,000,000.

          Section 6.13 INDEBTEDNESS. The Borrower will not, and will not permit any Subsidiary to, incur, create, issue, assume or suffer to exist any Indebtedness, except (a) the Indebtedness evidenced by the Note, (b) Subordinated Debt of the Borrower, (c) Indebtedness created in the ordinary course of business other than for money borrowed or property leased, (d) the Indebtedness listed in the attached Schedule 6.13, (e) Indebtedness secured by liens permitted under Section 6.14(e) hereof, (f) Indebtedness owed to the Borrower by its Subsidiaries to the extent permitted by Section 6.12, and (g) Capitalized Restaurant Lease Obligations permitted by Section 6.10(b).

          Section 6.14 LIENS. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by the Borrower or a Subsidiary, except:

               (a) Materialmen's, mechanics', suppliers', tax, assessments, warehousemen's liens, statutory liens of landlords and other like liens arising in the ordinary course of business (including the leasing, building, equipping and operating of restaurants) securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings,

               (b) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of statutory obligations,

               (c) Encumbrances consisting of zoning regulations, easements, rights of way, survey exceptions and other similar restrictions on the use of real property and minor irregularities in titles thereto which do not materially impair their use in the operation of its business,

               (d)  Liens and encumbrances reflected in the attached Schedule
     6.14,

               (e) Purchase money mortgages, liens, or security interests (which term for purposes of this subsection shall include conditional sale agreements or other title retention agreements and leases in the nature of title retention agreement) upon or in property acquired by the Borrower or a Real Estate Subsidiary after the date hereof, PROVIDED THAT (i) no such mortgage, lien or security interest extends or shall extend to or cover any property of the Borrower or such Real Estate Subsidiary, other than the property then being acquired, (ii) the aggregate principal amount of all Indebtedness of all Real Estate Subsidiaries secured by all mortgages, liens or security interests described in this subsection shall not exceed $30,000,000 at any one time, and (iii) the aggregate principal amount of all Indebtedness of the Borrower secured by all mortgages, liens or security interests described in this subsection shall not exceed $3,000,000 at any one time outstanding, and

               (f) Capitalized Restaurant Lease Obligations to the extent permitted by Section 6.10.

          Section 6.15 LEVERAGE RATIO. The Borrower will not (a) permit its consolidated Leverage Ratio at any time to be more than 2.30 to 1.00; or (b) permit the Leverage Ratio of any Real Estate Subsidiary at any time to be more than 7.00 to 1.00.

          Section 6.16 MINIMUM TANGIBLE NET WORTH. The Borrower will not permit its consolidated Tangible Net Worth at any time to be less than 95% of the Borrower's consolidated Tangible Net Worth as of its most recent fiscal year end or, in the case of any measurement at the end of any fiscal year, as of its preceding fiscal year end.

          Section 6.17 MINIMUM FIXED CHARGE COVERAGE RATIO. The Borrower shall not permit its Fixed Charge Coverage Ratio for any four consecutive Quarterly Periods to be less than 1.75 to 1.00.

          Section 6.18 LOSS LIMITATION. The Borrower will not suffer a net loss for any period of two consecutive fiscal quarters.

          Section 6.19  SUBSIDIARY INDEBTEDNESS, LIENS AND OPERATING LEASES.
The Borrower will not permit any Subsidiary other than a Real Estate Subsidiary to (a) incur any Indebtedness (including, without limitation, Capitalized Restaurant Lease Obligations) other than (i) liabilities not consisting of Indebtedness for borrowed money or the deferred purchase price of property incurred in the ordinary course of business, and (ii) obligations (including, to the extent permitted, Capitalized Lease Obligations) permitted pursuant to clause (b) of this Section 4.18, or (b) enter into any lease of real or personal property with any Person other than the Borrower or a Guarantor if the aggregate amount of lease payments required to be made under all such leases by all Subsidiaries other than Real Estate Subsidiaries in any fiscal year of the Borrower would exceed $1,000,000.

          Section 6.20 NOTIFICATION REGARDING C.E.O. The Borrower shall immediately notify the Bank in the event that Roe H. Hatlen shall resign or die or for any other reason cease actively participating as chief executive officer of the Borrower for a period of at least 30 consecutive calendar days.

          Section 6.21  LOAN PROCEEDS.   The Borrower will not, and will not
permit any Subsidiary to, use any part of the proceeds of any Loans or Letters of Credit directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations G, U or X of the Board.

                                   ARTICLE VII

                         EVENTS OF DEFAULT AND REMEDIES

          Section 7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default:

               7.1(a) The Borrower shall fail to (a) pay when due, whether by acceleration or otherwise, any payment of principal on any Note or any Unpaid Drawing (provided, that no Event of Default shall occur as a result of the Borrower's failure to pay any Unpaid Drawing if such Unpaid Drawing is paid from Revolving Loans made pursuant to Section 2.15 and, at the time such Revolving Loans are made, the Borrower would otherwise have been entitled to obtain such Revolving Loans pursuant to this Agreement), (b) make any deposit into the Holding Account when the same becomes due, or (c) pay within five days after the same becomes due any other Obligation required to be paid to the Agent or any Bank pursuant to this Agreement.

               7.1(b) Any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or by or in any certificate, statement, report or document herewith or hereafter furnished to any Bank or the Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.

               7.1(c) The Borrower shall fail to comply with SECTIONS 5.2 OR 5.3 hereof or any Section of Article VI hereof.

               7.1(d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for thirty (30) calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Banks, (ii) the date the Borrower should have given notice of such failure to the Banks pursuant to
     Section 5.1, or (iii) the date the Agent or any Bank gives notice of such failure to the Borrower.

               7.1(e) The Borrower or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or such Subsidiary or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or a Subsidiary or for a substantial part of the property thereof and shall not be discharged within 60 days, or the Borrower or any Subsidiary shall make an assignment for the benefit of creditors.

               7.1(f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall have been consented to or acquiesced in by the Borrower or such Subsidiary, or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower or such Subsidiary.

               7.1(g) Any dissolution or liquidation proceeding not permitted by Section 6.1 shall be instituted by or against the Borrower or a Subsidiary, and, if instituted against the Borrower or any Subsidiary, shall be consented to or acquiesced in by the Borrower or such Subsidiary or shall remain for 60 days undismissed.

               7.1(h) A judgment or judgments for the payment of money in excess of the sum of $2,000,000 in the aggregate shall be rendered against the Borrower or a Subsidiary and either (i) the judgment creditor executes on such judgment, unless such execution is enjoined or otherwise declared invalid or unenforceable before possession of any property of the Borrower or a Subsidiary is obtained by the judgment creditor, or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

               7.1(i) The maturity of any material Indebtedness of the Borrower (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Borrower or a Subsidiary shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of the Borrower or a Subsidiary shall be deemed "material" if it exceeds $2,000,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(i) has occurred.

               7.1(j) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 60 days after the issuance thereof.

          Section 7.2  REMEDIES.   If (a) any Event of Default described in
Sections 7.1(e), (f) or (g) shall occur with respect to the Borrower , the Commitments shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrower shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Agent of a request in writing from the Majority Banks, the Agent shall take any of the following actions so requested:
(i) declare the Commitments terminated, whereupon the Commitments shall terminate, (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrower pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause
(a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Majority Banks, the Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.

          Section 7.3 OFFSET. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes each Bank to set off any Obligations owed to such Bank against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, such Bank. Such right shall exist whether or not such Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Banks. Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of such Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank to all rights of banker's Lien, setoff and counterclaim available pursuant to law.

                                  ARTICLE VIII

                                    THE AGENT

          The following provisions shall govern the relationship of the Agent with the Banks.

          Section 8.1 APPOINTMENT AND AUTHORIZATION. Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Borrower or the Banks.

          Section 8.2 NOTE HOLDERS. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

          Section 8.3 CONSULTATION WITH COUNSEL. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

          Section 8.4 LOAN DOCUMENTS. The Agent shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

          Section 8.5 FIRST BANK AND AFFILIATES. With respect to its Commitments and the Loans made by it, First Bank shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and First Bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

          Section 8.6 ACTION BY AGENT. Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

          Section 8.7 CREDIT ANALYSIS. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Borrower. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

          Section 8.8 NOTICES OF EVENT OF DEFAULT, ETC. In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Banks.

          Section 8.9 INDEMNIFICATION. Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrower), ratably according to such Bank's Pro Rata Share (determined under clause (c) of the definition thereof) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve the Borrower of any of its obligations under this Agreement.

          Section 8.10 PAYMENTS AND COLLECTIONS. All funds received by the Agent in respect of any payments made by the Borrower on the Notes shall be distributed forthwith by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank's Pro Rata Share. After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Borrower or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Bank who has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to the Agent for the account of the Banks (in accordance with their respective Pro Rata Shares) for application on the Notes; (c) next to the Agent for the account of the Banks (in accordance with their respective Pro Rata Shares) for any unpaid Commitment Fees or Letter of Credit Fees owing by the Borrower hereunder; and (d) last to the Agent to be held in the Holding Account to cover any outstanding Letters of Credit.

          Section 8.11 SHARING OF PAYMENTS. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Bank's share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker's lien first fully against any Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrower to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrower arising under or pursuant to this Agreement, and only then to any other Indebtedness of the Borrower to such Bank.

          Section 8.12 ADVICE TO BANKS. The Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrower by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrower directly to each Bank.

          Section 8.13 RESIGNATION. If at any time First Bank shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrower a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Banks may appoint a successor Agent.

                                   ARTICLE IX

                                  MISCELLANEOUS

          Section 9.1 MODIFICATIONS. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:

               9.1(a) Reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof, or modify any of the provisions of any Note with respect to the payment or repayment thereof, without the consent of all of the Banks; or

               9.1(b) Increase the amount or extend the time of any Commitment, without the consent of all of the Banks; or

               9.1(c) Reduce the rate or extend the time of payment of any fee, without the consent of all of the Banks; or

               9.1(d) Except as may otherwise be expressly provided in any of the other Loan Documents, release any Guaranty without the consent of all the Banks; or

               9.1(e) Amend the definition of Majority Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or

               9.1(f) Amend any of the foregoing Sections 9.1 (a) through (e) or this Section 9.1 (f) without the consent of all the Banks; or

               9.1(g) Amend any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent; or

               9.1(h) Amend any provision of this Agreement relating to the issuance of Letters of Credit without the consent of the Agent.

          Section 9.2 EXPENSES. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent (including filing and recording costs and fees and expenses of Dorsey & Whitney P.L.L.P., counsel to the Agent) in connection with the negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrower shall also reimburse the Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrower under this Section shall survive any termination of this Agreement.

          Section 9.3 WAIVERS, ETC. No failure on the part of the Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.

          Section 9.4 NOTICES. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Bank under Article II hereof shall be deemed to have been given only when received by the Agent or such Bank.

          Section 9.5 TAXES. The Borrower agrees to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes, which obligation of the Borrower shall survive the termination of this Agreement.

          Section 9.6 SUCCESSORS AND ASSIGNS; DISPOSITION OF LOANS; TRANSFEREES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder or under any other Loan Document without the prior written consent of all the Banks. Each Bank may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of its Commitment, the Loans and/or Advances (each such interest so disposed of being herein called a "Transferred Interest") to banks or other financial institutions ("Transferees"); PROVIDED, HOWEVER, that a Bank may assign (as opposed to selling a participation in) any portion of its Commitment, Loans and/or Advances only with the consent of the Agent (which consent shall not be unreasonably withheld) and the Borrower, and only upon payment to the Agent by the parties to such disposition of a processing and recording fee in the amount of $2,500 for each party. The Borrower agrees that each Transferee shall be entitled to the benefits of Sections 2.22, 2.23, 2.24, 2.25, 2.27 and 9.2 with respect to its Transferred Interest and that each Transferee may exercise any and all rights of banker's Lien, setoff and counterclaim as if such Transferee were a direct lender to the Borrower. If any Bank makes any assignment to a Transferee, then upon notice to the Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein), shall become a "Bank" hereunder and shall have all the rights and obligations of such Bank hereunder and such Bank shall be released from its duties and obligations under this Agreement to the extent of such assignment. Notwithstanding the sale by any Bank of any participation hereunder, (a) no participant shall be deemed to be or have the rights and obligations of a Bank hereunder except that any participant shall have a right of setoff under Section 7.3 as if it were such Bank and the amount of its participation were owing directly to such participant by the Borrower and (b) such Bank shall not in connection with selling any such participation condition such Bank's rights in connection with consenting to amendments or granting waivers concerning any matter under any Loan Document upon obtaining the consent of such participant other than on matters relating to
(i) any reduction in the amount of any principal of, or the amount of or rate of interest on, any Note or Advance in which such participation is sold, (ii) any postponement of the date fixed for any payment of principal of or interest on any Note or Advance in which such participation is sold, (iii) the release or subordination of any material portion of any collateral other than pursuant to the terms of any Security Document or (iv) the release of any Guaranty.

          Section 9.7 CONFIDENTIALITY OF INFORMATION. The Agent and each Bank shall use reasonable efforts to assure that information about the Borrower and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between any Bank and the Borrower and shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Banks hereunder and under the Notes and the Security Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, and
(d) as may otherwise be required or requested by any regulatory authority having jurisdiction over any Bank or by any applicable law, rule, regulation or judicial process, the opinion of such Bank's counsel concerning the making of such disclosure to be binding on the parties hereto. No Bank shall incur any liability to the Borrower by reason of any disclosure permitted by this Section 9.7.

          Section 9.8 GOVERNING LAW AND CONSTRUCTION. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.

          Section 9.9 CONSENT TO JURISDICTION. AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

          Section 9.10 WAIVER OF JURY TRIAL. EACH OF THE BORROWER , THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING

TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          Section 9.11 SURVIVAL OF AGREEMENT. All representations, warranties, covenants and agreement made by the Borrower herein or in the other Borrower Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Loans by the Banks and the execution and delivery to the Banks by the Borrower of the Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrower under
Section 9.2, 9.5 and 9.12 shall survive payment in full of the Obligations and the termination of the Commitments.

          Section 9.12 INDEMNIFICATION. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Agent and the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent and the Banks and their respective Affiliates (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

               (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or

               (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

          This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section.
The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder the indemnities and obligations of the Borrower contained in this Section shall survive the payment in full of the other Obligations.

          Section 9.13 CAPTIONS. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

          Section 9.14 ENTIRE AGREEMENT. This Agreement and the other Borrower Loan Documents embody the entire agreement and understanding between the Borrower, the Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.

          Section 9.15 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

          Section 9.16 BORROWER ACKNOWLEDGEMENTS. The Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Bank has any fiduciary relationship to the Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between the Borrower and the Agent or any Bank, and (d) neither the Agent nor any Bank undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the business or operations of the Borrower and the Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrower by the Agent or any Bank is for the protection of the Banks and neither the Borrower nor any third party is entitled to rely thereon.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                             BUFFETS, INC.


                                             By /s/ Clark C. Grant
                                                -------------------------------

                                                  Its Executive Vice President
                                                      -------------------------

                                             Address for Borrower:
                                             10260 Viking Drive
                                             Suite 100
                                             Eden Prairie, Minnesota 55344
                                             Attention: Clark C. Grant
                                                        -----------------------


                                             FIRST BANK NATIONAL ASSOCIATION
                                             In its individual corporate
                                             capacity and as Agent


                                             By /s/ Megan Mourning
                                                -------------------------------

                                                  Its Vice President
                                                      -------------------------

                    Address:

                    First Bank Place

                    601 Second Avenue South

                    Minneapolis, MN 55402-4302

                    Attention:  Gary Perkins MPFP0601

EXHIBITS

A.   Form of Guaranty
B.   Form of Note
C. Matters to be Covered by Opinion of Counsel to the Borrower and the Guarantors
D.   Form of Compliance Certificate


SCHEDULES

1.1(a)  Commitment Amounts
4.6     Pending Litigation
4.18    Subsidiaries
6.13    Existing Indebtedness
6.14    Existing Liens

                                                                 SCHEDULE 1.1(a)
                                                             TO CREDIT AGREEMENT


Bank                                                Commitment Amount
- ----                                                ------------------
First Bank National Association                         $50,000,000